U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the Securities Exchange
   Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
         1935 or Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

Suttman II                           Robert              J.
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   (Last)                           (First)             (Middle)

c/o Eubel Brady & Suttman Asset Management, Inc. 7777 Washington Village Drive Suite 210
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                                    (Street)

Dayton                               Ohio                 45459
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Williams Controls, Inc. - WMCO


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     8/02


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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                Table I -- Non-Derivative Securities Acquired,
                      Disposed of, or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                         V                                           732,642*       I         **
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Common Stock                                         V                                             7,330        D
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          If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                (Over)

Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Series A-1 Con
Pfd Stock          $0.66    08/15/02  V 1,727,272 0          4/17/98  N/A      Common   2,272,727                   I        **
                                                                               Stock
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Warrants $2.38     $2.38    08/15/02  V      0    0          3/31/00  3/31/03  Common      28,000                   I        **
                                                                               Stock
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Warrants $1.38     $1.38    08/15/02  V      0     0         3/01/01  3/01/04  Common     862,500                   I        **
                                                                               Stock
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Warrants $1.38     $1.38    08/15/02  V      0     0         3/01/01  3/01/04  Common      25,000                   D
                                                                               Stock
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Series A
Warrants           $3.13    08/15/02  V      0     0         7/22/99  7/22/04  Common      38,181         3,226,408 I        **
                                                                               Stock
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Explanation of Responses:
* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
**  General Partner or Principal of Investment Manager.

/s/ Robert J. Suttman II                        September 10, 2002
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  Signature of Reporting Person                        Date


          Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.





00843.0001 #348599